Exhibit 10.20
December 21, 2009
Mr. Robert M. Pollichino
Madison Square Garden, Inc.
Two Pennsylvania Plaza
New York, NY 10022
Dear Robert:
     This letter will confirm the terms of your employment by Madison Square Garden, Inc. (the “Company”), effective as of the consummation of the spin-off of the Company from Cablevision Systems Corporation (the “Effective Date”).
     Your title will be Executive Vice President and Chief Financial Officer and you will report to the President and Chief Executive Officer. You agree to devote substantially all of your business time and attention to the business and affairs of the Company.
     Your annual base salary will be a minimum of $700,000, subject to annual review and potential increase by the Compensation Committee of the Board of Directors of the Company in its sole discretion. You will also be eligible to participate in our discretionary annual bonus program with an annual target bonus opportunity equal to 60% of salary. Bonus payments are based on actual salary dollars paid during the year and depend on a number of factors including Company, unit and individual performance. However, the decision of whether or not to pay a bonus, and the amount of that bonus, if any, is made by the Compensation Committee in its sole discretion. Bonuses are typically paid early in the subsequent calendar year. In order to receive a bonus, you must be employed by the Company at the time bonuses are being paid. Your annual base salary and annual bonus target (as each may be increased from time to time in the Compensation Committee’s sole discretion) will not be reduced during the term of this letter.
     You will be eligible to participate in such long-term incentive programs as are made available to similarly situated executives at the Company. It is expected that such awards will consist of annual grants of cash and/or equity awards with an annual target value of not less than $950,000, as determined by the Compensation Committee. Any such awards would be subject to actual grant to you by the Compensation Committee in its sole discretion, would be pursuant to the applicable plan document and would be subject to terms and conditions established by the Compensation Committee in its sole discretion that would be detailed in separate agreements you would receive after any award is actually made.

     You will also remain eligible for our standard benefits programs at the levels that are made available to similarly situated executives at the Company. Participation in our benefits programs is subject to meeting the relevant eligibility requirements, payment of the required premiums and the terms of the plans themselves.
     If your employment with the Company is terminated prior to the third anniversary of the Effective Date (the “Expiration Date”) (i) by the Company (other than for “Cause”) or (ii) by you for “Good Reason” (other than if “Cause” then exists) then, subject to your execution and the effectiveness of a severance agreement to the Company’s reasonable satisfaction (which will be based on the Company’s standard form agreement which includes, without limitation, non-compete (limited to one year), non-disparagement, non-solicitation, confidentiality, and further cooperation obligations and restrictions on you as well as a general release by you of the Company and its affiliates), the Company will provide you with the following:
(1)	Severance in an amount to be determined by the Compensation Committee (the “Severance Amount”), but in no event less than two (2) times the sum of your annual base salary and your annual target bonus, each as in effect at the time your employment terminates. Sixty percent (60%) of the Severance Amount will be payable to you on the six-month anniversary of the date your employment so terminates (the “Termination Date”) and the remaining forty percent (40%) of the Severance Amount will be payable to you on the twelve-month anniversary of the Termination Date;

(2)	A prorated bonus based on the amount of your base salary actually earned by you during the calendar year through the Termination Date, provided that such bonus, if any, will be payable to you if and when such bonuses are generally paid to similarly situated employees and will be based on your then current annual target bonus as well as Company and your business unit performance as determined by the Compensation Committee in its sole discretion, but without adjustment for your individual performance;

(3)	If, as of the Termination Date, annual bonuses had not yet generally been paid to similarly situated employees with respect to the prior calendar year, a bonus based on the amount of your base salary actually paid to you during such prior calendar year, provided that such bonus, if any, will be payable to you if and when such bonuses are generally paid to similarly situated employees and will be based on your annual target bonus that was in effect with respect to such prior calendar year as well as Company and your business unit performance as determined by the Compensation Committee in its sole discretion, but without adjustment for your individual performance;

(4)	Any vested stock options or stock appreciation rights that you may have outstanding as of the Termination Date shall remain exercisable until the earlier of (x) the three-year anniversary of the Termination Date and (y) the end of the original full stated term of the applicable award. This clause (4) shall apply notwithstanding any shorter period to exercise provided for in any applicable award letter outstanding at the time but shall not apply to shorten or otherwise limit any longer period to exercise or other rights that would have applied under any applicable award letter in the absence of this provision; and

(5)	The Compensation Committee will consider, in good faith, approving the vesting of your then outstanding equity and cash incentive awards on a pro rata basis (to reflect the portion of the applicable period during which you were an employee of the Company), provided that, to the extent any such awards are subject to any performance criteria, any such pro rata vested portion as may be approved by the Compensation Committee shall be payable/delivered only if when and to the same extent as paid/delivered to other employees generally holding such awards subject to the satisfaction of the performance criteria.
     In connection with any termination of your employment, except as specifically provided above, any outstanding equity and cash incentive awards shall be treated in accordance with their terms.
     For purposes of this letter, “Cause” means your (i) commission of an act of fraud, embezzlement, misappropriation, willful misconduct, gross negligence or breach of fiduciary duty against the Company or an affiliate thereof, or (ii) commission of any act or omission that results in a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any crime involving moral turpitude or any felony.
     For purposes of this letter, “Good Reason” means that (1) without your written consent, (A) your base salary or annual target bonus (as each may be increased from time to time in the Compensation Committee’s sole discretion) is reduced, or (B) you are no longer the Executive Vice President and Chief Financial Officer of the Company, (2) you have given the Company written notice, referring specifically to this letter and definition, that you do not consent to such action, (3) the Company has not corrected such action within 30 days of receiving such notice, and (4) you voluntarily terminate your employment with the Company within 90 days following the happening of the action described in subsection (1) above.
     This letter does not constitute a guarantee of employment for any definite period. Your employment is at will and may be terminated by you or the Company at any time, with or without notice or reason.
     The Company may withhold from any payment due to you any taxes required to be withheld under any law, rule or regulation. If any payment otherwise due to you hereunder would result in the imposition of the excise tax imposed by Section 4999 of the Internal Revenue Code, the Company will instead pay you either (i) such amount or (ii) the maximum amount that could be paid to you without the imposition of the excise tax, depending on whichever amount results in your receiving the greater amount of after-tax proceeds. In the event that the payments and benefits payable to you would be reduced as provided in the previous sentence, then such reduction will be determined in a manner which has the least economic cost to you and, to the extent the economic cost is equivalent, such payments or benefits will be reduced in the inverse order of when the payments or benefits would have been made to you until the reduction specified is achieved.
     If and to the extent that any payment or benefit under this letter, or any plan, award or arrangement of the Company or its affiliates, is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A of the Internal Revenue Code (“Section 409A”) and is payable to you by reason of your termination of employment, then (a) such payment or benefit shall be made or provided to you only upon a “separation from service” as defined for purposes of Section 409A under applicable regulations and (b) if you are a “specified employee” (within the meaning of Section 409A as determined by the Company), such payment or benefit shall not be made or provided before the date that is six months after the date of your separation from service (or, if earlier than the expiration of such six month period, the date of death). Any amount not paid or benefit not provided in respect of the six month period specified in the preceding sentence will be paid to you in a lump sum or provided to you as soon as practicable after the expiration of such six month period.
     To the extent you are entitled to any expense reimbursement from the Company that is subject to Section 409A, (i) the amount of any such expenses eligible for reimbursement in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except under any lifetime limit applicable to expenses for medical care), (ii) in no event shall any such expense be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expense, and (iii) in no event shall any right to reimbursement be subject to liquidation or exchange for another benefit.
     This letter is personal to you and without the prior written consent of the Company shall not be assignable by you otherwise than by will or the laws of descent and distribution. This letter shall inure to the benefit of and be enforceable by your legal representatives. This letter shall inure to the benefit of and be binding upon the Company and its successors and assigns.
     To the extent permitted by law, you and the Company waive any and all rights to a jury trial with respect to any matter relating to this letter.
     This letter will be governed by and construed in accordance with the law of the State of New York applicable to contracts made and to be performed entirely within that State.
     Both the Company and you hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the State of New York solely in respect of the interpretation and enforcement of the provisions of this letter, and each of us hereby waives, and agrees not to assert, as a defense that either of us, as appropriate, is not subject thereto or that the venue thereof may not be appropriate. We each hereby agree that mailing of process or other papers in connection with any such action or proceeding in any manner as may be permitted by law shall be valid and sufficient service thereof.
     This letter may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. The invalidity or unenforceability of any provision of this letter shall not affect the validity or enforceability of any other provision of this letter. It is the parties’ intention that this letter not be construed more strictly with regard to you or the Company.
     You agree to keep this letter and its terms strictly confidential (unless it is made public by the Company); provided that (1) you are authorized to make any disclosure required of you by any federal, state or local laws or judicial proceedings, after providing the Company with prior written notice and an opportunity to respond to such disclosure (unless such notice is prohibited by law) and (2) you are authorized to disclose this letter and its terms to your legal, financial and tax advisors and your representatives may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of this letter and all materials of any kind (including opinions or other tax analyses) that are provided to you relating to such tax treatment or structure.
     This letter reflects the entire understanding and agreement of you and the Company with respect to the subject matter hereof and supersedes all prior understandings and agreements.
     This letter will automatically terminate, and be of no further force or effect, on the Expiration Date (other than with respect to any rights which, by the terms of this letter, arose before such date). At your request, as promptly as reasonably practicable within the 6-month period prior to the Expiration Date, the Company will discuss with you in good faith the potential extension of this letter and any proposed revised terms thereof.

Sincerely,
/s/ Hank J. Ratner
Hank J. Ratner
Title:	President and Chief Executive Officer
Date: 12-21-09

Accepted and Agreed:

/s/ Robert M. Pollichino Robert M. Pollichino
Date: 12/22/09